ANGI REPORTS Q2 2026
Angi launches test of AI Front Desk, the first agent in its Pro Chief Revenue Officer suite
Angi reaches a key AI-first platform milestone by migrating the homeowner account experience
Large Pro and National Partnership Revenue grew 20% for second consecutive quarter

DENVER — August 4, 2026 — Angi Inc. (NASDAQ: ANGI) released its second quarter results today and separately posted a letter to shareholders from Jeff Kip, the Chief Executive Officer of Angi Inc., on the Investor Relations section of Angi Inc.’s website at ir.angi.com.

ANGI INC. SUMMARY RESULTS
($ in millions except per share amounts)
	Q2 2026	Q2 2025	% Change

Revenue	$248.0	$278.2	(11)%
Operating (loss) income	(233.7)	17.7	NM
Net (loss) earnings	(230.7)	10.9	NM
Diluted (loss) earnings per share	$(5.70)	$0.23	NM
Adjusted EBITDA	28.2	33.0	(14)%

See reconciliations of GAAP to non-GAAP measures beginning on page 10.
Q2 2026 PERFORMANCE AND UPDATES

•In Q1 2026, Angi reorganized to focus product and development on AI-native platform and strategy, aligning investment with long-term growth priorities, as described in the CEO shareholder letter.

•Subsequent to the end of the second quarter, in July 2026, the Company launched a beta test of AI Front Desk, the first agent in its Angi Pro Chief Revenue Officer suite, designed to automate lead follow-up and appointment scheduling for Pros. The test is in its early stages, and additional agents are planned in future periods.

•Revenue decreased (11)% year-over-year, due primarily to macroeconomic conditions causing a reduction in Pro spend and utilization of available Pro capacity, reflecting a shift in homeowner demand toward lower-consideration categories. International Revenue was approximately flat year-over-year. Large Pro and National Partnership Revenue grew 20%, the second quarter in a row of 20%+ growth for that area of the business.

•Revenue per Lead increased 1% year-over-year in Q2 2026, primarily reflecting a favorable shift in Pro mix toward the Company's subscription product.

•A non-cash impairment of goodwill and indefinite-lived intangible assets of $235.2 million led to an operating loss of $(233.7) million in Q2 2026 and year-to-date operating loss of $(243.2) million, compared to operating income of $17.7 million in Q2 2025.

•Adjusted EBITDA was $28.2 million, down from $33.0 million in Q2 2025, reflecting the decline in revenue and higher consumer marketing expense, partially offset by lower Pro acquisition and fixed expense, including reduced product development expense resulting from the reduction of the Company's global workforce. Year-to-date Adjusted EBITDA was $51.2 million.

•During the second quarter, the Company opportunistically repurchased $73.4 million aggregate principal amount of its 2028 Senior Notes for $68.0 million in cash, resulting in a $5.6 million gain and reducing outstanding debt. This activity is part of the $100.0 million aggregate principal amount repurchased since the program's inception on March 20, 2026 through May 5, 2026, for $91.9 million in cash and an $8.4 million gain, as previously disclosed. No additional repurchases have occurred since May 5, 2026.
•For the three months ended June 30, 2026, the Company recorded an income tax benefit of $0.9 million. The effective income tax rate is lower than the statutory rate of 21% primarily due to the impact of a goodwill impairment charge, which is largely permanently non-deductible for income tax purposes and therefore did not result in a corresponding tax benefit.

OPERATING METRICS
Definitions of our key metrics are on page 14. For further detail, please refer to the "Angi Q2 2026 Metrics Supplement" document available at https://ir.angi.com/quarterly-earnings.

U.S. QUARTERLY PRO METRICS
(in thousands, rounding differences may occur)
	Q2 2026	Q2 2025	% Change

Acquired Pros	27	24	13%
Average Monthly Active Pros	106	126	(17)%
Average Monthly Churn	(6.0)%	(6.8)%	12%

U.S. PROPRIETARY AND NETWORK CHANNEL METRICS
(in thousands, rounding differences may occur)
	Q2 2026	Q2 2025	% Change

Service Requests
Proprietary	4,037	4,118	(2)%
Network	274	444	(38)%
Total	4,311	4,562	(6)%

Leads
Proprietary	4,451	4,980	(11)%
Network	387	597	(35)%
Total	4,838	5,577	(13)%

Proprietary Revenue	$198,146	$219,248	(10)%
Network Revenue	$17,229	$26,283	(34)%

LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2026:

•Angi Inc. had 40.5 million shares of Class A and no shares of Class B common stock outstanding,

•Angi Inc. had $188.7 million in cash and cash equivalents,

•ANGI Group, LLC (a subsidiary of Angi Inc.) had $398.5 million (net of unamortized debt issuance costs) of 3.875% Senior Notes due August 15, 2028, and

•ANGI Group, LLC (a subsidiary of Angi Inc.) had $175.0 million available under its senior secured revolving facility, including a letter of credit sublimit of up to $25.0 million, that matures on November 6, 2030.

CONFERENCE CALL

Angi Inc. will host a conference call to answer questions regarding its second quarter results on Wednesday, August 5, 2026, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Angi Inc.’s businesses. The conference call will be accessible to the public at ir.angi.com and a recording of the webcast will be made available at that location.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg. Exercise	As of
	Shares	Price	7/31/26	Dilution At:

Share Price			$5.67	$6.00	$7.00	$8.00	$9.00

Absolute Shares as of 7/31/26	40.6		40.6	40.6	40.6	40.6	40.6

SARs and Options	1.0	$18.29	0.0	0.0	0.0	0.0	0.0
RSUs and MSUs	3.7		1.0	1.0	1.0	1.0	1.0
Total Dilution			1.0	1.0	1.0	1.0	1.0
% Dilution			2.3%	2.3%	2.3%	2.3%	2.3%
Total Diluted Shares Outstanding			41.6	41.6	41.6	41.6	41.6

The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on July 31, 2026, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $9.1 million, assuming a stock price of $5.67 and a 50% withholding rate.

Angi Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands, except per share data)
Revenue	$248,003	$278,221	$486,153	$524,134
Cost of revenue (exclusive of depreciation shown separately below)	11,669	13,142	21,362	26,157
Gross profit	236,334	265,079	464,791	497,977
Operating costs and expenses:
Selling and marketing expense	142,256	139,453	282,189	257,994
General and administrative expense	59,885	74,081	117,816	131,400
Product development expense	10,901	23,594	21,341	50,681
Depreciation	21,039	10,278	35,733	20,226
Restructuring	774	—	15,697	—
Goodwill impairment	225,628	—	225,628	—
Impairment of intangibles	9,600	—	9,600	—
Total operating costs and expenses	470,083	247,406	708,004	460,301
Operating (loss) income	(233,749)	17,673	(243,213)	37,676
Interest expense	(4,807)	(5,051)	(10,137)	(10,095)
Other income, net	6,971	4,819	12,070	9,647
(Loss) earnings before income taxes	(231,585)	17,441	(241,280)	37,228
Income tax benefit (provision)	918	(6,544)	1,635	(11,225)
Net (loss) earnings attributable to Angi Inc. shareholders	$(230,667)	$10,897	$(239,645)	$26,003

Per share information attributable to Angi Inc. shareholders:
Basic (loss) earnings per share	$(5.70)	$0.23	$(5.95)	$0.54
Diluted (loss) earnings per share	$(5.70)	$0.23	$(5.95)	$0.53

Stock-based compensation expense by function:
Selling and marketing expense	$739	$808	$1,014	$1,444
General and administrative expense	3,317	3,637	6,170	(3,210)
Product development expense	900	609	524	4,533
Total stock-based compensation expense	$4,956	$5,054	$7,708	$2,767

Angi Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30, 2026	December 31, 2025
	(In thousands)
ASSETS
Cash and cash equivalents	$188,701	$303,701
Accounts receivable, net	36,574	33,054
Other current assets	30,947	29,627
Total current assets	256,222	366,382

Capitalized software, leasehold improvements and equipment, net	96,539	99,101
Goodwill	662,088	890,066
Intangible assets, net	157,075	167,142
Deferred income taxes	127,584	126,229
Other non-current assets, net	25,968	31,448
TOTAL ASSETS	$1,325,476	$1,680,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$37,547	$34,031
Deferred revenue	22,947	22,096
Accrued expenses and other current liabilities	153,622	166,311
Total current liabilities	214,116	222,438

Long-term debt, net	398,475	497,667
Deferred income taxes	1,385	1,498
Other long-term liabilities	23,875	31,399

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Class A common stock	538	538
Class B convertible common stock	—	—
Class C common stock	—	—
Additional paid-in capital	1,429,987	1,427,693
Accumulated deficit	(390,525)	(150,880)
Accumulated other comprehensive income	3,548	5,938
Treasury stock	(355,923)	(355,923)
Total shareholders’ equity	687,625	927,366
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,325,476	$1,680,368

Angi Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
	Six Months Ended June 30,
	2026	2025
	(In thousands)
Cash flows from operating activities:
Net (loss) earnings	$(239,645)	$26,003
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	35,733	20,226
Provision for credit losses	20,819	24,043
Stock-based compensation expense	7,708	2,767
Non-cash lease expense (including impairment of right-of-use assets)	3,827	3,643
Deferred income taxes	(2,308)	7,424
Gain on extinguishment of debt	(8,381)	—
Goodwill impairment	225,628	—
Impairment of intangibles	9,600	—
Other adjustments, net	949	(1,184)
Changes in assets and liabilities:
Accounts receivable	(24,676)	(31,139)
Other assets	3,147	6,675
Accounts payable and other liabilities	(10,759)	12,358
Income taxes payable and receivable	(3,749)	(1,184)
Operating lease liabilities	(9,439)	(6,450)
Deferred revenue	884	(9,174)
Net cash provided by operating activities	9,338	54,008

Cash flows from investing activities:
Capital expenditures	(30,731)	(24,824)
Proceeds from sales of fixed assets	54	75
Net cash used in investing activities	(30,677)	(24,749)

Cash flows from financing activities:
Repurchases of debt	(91,195)	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(2,081)	(6,771)
Purchases of treasury stock	—	(76,386)
Net cash used in financing activities	(93,276)	(83,157)

Total cash used	(114,615)	(53,898)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(385)	(170)
Net decrease in cash and cash equivalents and restricted cash	(115,000)	(54,068)
Cash and cash equivalents and restricted cash at beginning of period	303,701	416,545
Cash and cash equivalents and restricted cash at end of period	$188,701	$362,477

Significant Expenses
The following tables present the significant expenses included in the Company’s segment reporting performance measure, Segment Adjusted EBITDA, that are regularly provided to the Chief Operating Decision Maker (CODM):

	Three Months Ended June 30,
	2026	2025	2026	2025
	(In thousands)		(As a percentage of revenue)
U.S.
Cost of revenue	$10,122	$12,351	5%	5%
Consumer marketing expense	95,089	92,854	44%	38%
Variable expense	21,561	27,983	10%	11%
Pro acquisition expense	31,792	35,131	15%	14%
Fixed expense	35,334	49,633	16%	20%
Total U.S. expenses	$193,898	$217,952	90%	89%
International
Cost of revenue	$1,547	$791	5%	2%
Consumer marketing expense	7,559	4,726	23%	14%
Variable expense	4,796	6,034	15%	18%
Pro acquisition expense	4,706	3,827	14%	12%
Fixed expense	7,249	11,886	22%	36%
Total International expenses	$25,857	$27,264	79%	83%
Consolidated
Cost of revenue	$11,669	$13,142	5%	5%
Consumer marketing expense	102,648	97,580	41%	35%
Variable expense	26,357	34,017	11%	12%
Pro acquisition expense	36,498	38,958	15%	14%
Fixed expense	42,583	61,519	17%	22%
Total expenses	$219,755	$245,216	89%	88%

Pro acquisition expense for the three months ended June 30, 2026 excludes $2.2 million of commissions capitalized in the same period and includes $3.0 million of amortization of capitalized commissions from prior periods. Pro acquisition expense for the three months ended June 30, 2025 excludes $2.4 million of commissions capitalized in the same period and includes $7.8 million of amortization of capitalized commissions from prior periods.

	Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands)		(As a percentage of revenue)
U.S.
Cost of revenue	$18,341	$24,349	4%	5%
Consumer marketing expense	187,853	158,130	45%	35%
Variable expense	42,325	54,528	10%	12%
Pro acquisition expense	62,330	74,175	15%	16%
Fixed expense	70,431	97,755	17%	21%
Total U.S. expenses	$381,280	$408,937	91%	89%
International
Cost of revenue	$3,021	$1,808	4%	3%
Consumer marketing expense	16,359	9,687	24%	15%
Variable expense	10,760	11,379	16%	17%
Pro acquisition expense	9,730	8,117	14%	12%
Fixed expense	13,850	23,537	20%	36%
Total International expenses	$53,720	$54,528	79%	83%
Consolidated
Cost of revenue	$21,362	$26,157	4%	5%
Consumer marketing expense	204,212	167,817	42%	32%
Variable expense	53,085	65,907	11%	13%
Pro acquisition expense	72,060	82,292	15%	16%
Fixed expense	84,281	121,292	17%	23%
Total expenses	$435,000	$463,465	89%	88%

Pro acquisition expense for the six months ended June 30, 2026 excludes $5.0 million of commissions capitalized in the same period and includes $6.3 million of amortization of capitalized commissions from prior periods. Pro acquisition expense for the six months ended June 30, 2025 excludes $5.8 million of commissions capitalized in the same period and includes $16.9 million of amortization of capitalized commissions from prior periods.

Revenue by Segment

($ in millions; rounding differences may occur)	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
U.S.	$215.4	$245.5	(12)%	$417.9	$458.1	(9)%
International	32.6	32.7	—%	68.3	66.0	3%
Total Revenue	$248.0	$278.2	(11)%	$486.2	$524.1	(7)%

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES AND SIGNIFICANT EXPENSES
($ in millions; rounding differences may occur)

RECONCILIATION OF NET (LOSS) EARNINGS TO ADJUSTED EBITDA

	Three Months Ended June 30, 2026
	Operating Income	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$(239.0)	$4.2	$20.1	$0.9	$225.6	$9.6	$21.5
International	5.3	0.7	0.9	(0.1)	—	—	6.8
Total	$(233.7)	$5.0	$21.0	$0.8	$225.6	$9.6	$28.2
Interest expense	(4.8)
Other income, net	7.0
Earnings before income taxes	(231.6)
Income tax benefit	0.9
Net loss attributable to Angi Inc. shareholders	$(230.7)

	Three Months Ended June 30, 2025
	Operating Income	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$12.7	$4.6	$10.2	$—	$—	$—	$27.6
International	5.0	0.4	0.1	—	—	—	5.4
Total	$17.7	$5.1	$10.3	$—	$—	$—	$33.0
Interest expense	(5.1)
Other income, net	4.8
Earnings before income taxes	17.4
Income tax provision	(6.5)
Net earnings attributable to Angi Inc. shareholders	$10.9

	Six Months Ended June 30, 2026
	Operating Income	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$(250.2)	$6.5	$34.4	$10.7	$225.6	$9.6	$36.6
International	7.0	1.3	1.3	5.0	—	—	14.6
Total	$(243.2)	$7.7	$35.7	$15.7	$225.6	$9.6	$51.2
Interest expense	(10.1)
Other income, net	12.1
Earnings before income taxes	(241.3)
Income tax benefit	1.6
Net loss attributable to Angi Inc. shareholders	$(239.6)

	Six Months Ended June 30, 2025
	Operating Income	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$26.7	$2.4	$20.1	$—	$—	$—	$49.1
International	11.0	0.4	0.1	—	—	—	11.5
Total	$37.7	$2.8	$20.2	$—	$—	$—	$60.7
Interest expense	(10.1)
Other income, net	9.6
Earnings before income taxes	37.2
Income tax provision	(11.2)
Net earnings attributable to Angi Inc. shareholders	$26.0
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Six Months Ended June 30,
($ in millions; rounding differences may occur)	2026	2025
Net cash provided by operating activities	$9.3	$54.0
Capital expenditures	(30.7)	(24.8)
Free Cash Flow	$(21.4)	$29.2

RECONCILIATION OF TOTAL OPERATING COSTS AND EXPENSES TO SIGNIFICANT EXPENSES

	Three Months Ended June 30, 2026
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$444.3	$(4.2)	$(20.1)	$(0.9)	$(225.6)	$(9.6)	$183.8
International	25.8	(0.7)	(0.9)	0.1	–	–	24.3
Total	$470.1	$(5.0)	$(21.0)	$(0.8)	$(225.6)	$(9.6)	$208.1

	Three Months Ended June 30, 2025
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$220.5	$(4.6)	$(10.2)	$–	$–	$–	$205.6
International	26.9	(0.4)	(0.1)	–	–	–	26.5
Total	$247.4	$(5.1)	$(10.3)	$–	$–	$–	$232.1

	Six Months Ended June 30, 2026
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$649.8	$(6.5)	$(34.4)	$(10.7)	$(225.6)	$(9.6)	$362.9
International	58.2	(1.3)	(1.3)	(5.0)	–	–	50.7
Total	$708.0	$(7.7)	$(35.7)	$(15.7)	$(225.6)	$(9.6)	$413.6

	Six Months Ended June 30, 2025
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$407.1	$(2.4)	$(20.1)	$–	$–	$–	$384.6
International	53.2	(0.4)	(0.1)	–	–	–	52.7
Total	$460.3	$(2.8)	$(20.2)	$–	$–	$–	$437.3

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered our primary segment measure of profitability and is one of the metrics, along with Free Cash Flow, by which we evaluate the performance of our businesses, and on which our internal budgets are based, and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; and (4) restructuring. The Company believes this measure is useful for analysts and investors as this measure allows a more meaningful comparison between its performance and that of its competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Definitions of Significant Expenses

Consumer Marketing Expense includes (i) advertising expenditures to promote the brand to consumers with (a) online marketing, including fees paid to search engines and other online marketing platforms, partners who direct traffic to our brands, and app platforms, and (b) offline marketing, which is primarily television, streaming and radio advertising, (ii) compensation expense, excluding stock-based compensation, and other employee-related costs for consumer marketing personnel and (iii) outsourced personnel costs.

Pro Acquisition Expense includes (i) advertising expenditures to promote the brand to Pros with (a) online marketing, including fees paid to search engines and other online marketing platforms, partners who direct traffic to the brands within the Angi Inc. segments, and app platforms, and (b) offline marketing, which is primarily television, streaming and radio advertising and (ii) compensation expense, excluding stock-based compensation, and other employee-related costs for pro acquisition sales and marketing personnel.

Fixed Expense includes (i) compensation expense, excluding stock-based compensation, and other employee-related costs for personnel engaged in (a) the design, development, testing, and enhancement of product offerings and related technology and (b) executive management, finance, legal, tax, marketing and human resources functions, (ii) software license and maintenance costs, (iii) rent expense and facilities costs (including impairments of ROU assets), (iv) fees for professional services and (v) outsourced personnel costs for personnel engaged in product development.

Variable Expense includes (i) compensation expense, excluding stock-based compensation, and other employee-related costs for personnel engaged in customer service functions, (ii) provision for credit losses, (iii) outsourced personnel costs for personnel engaged in assisting in customer service functions and (iv) service guarantee expense.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights ("SARs"), restricted stock units ("RSUs"), stock options and performance-based RSUs, and market-based awards. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method, to the extent dilutive. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 4 for a summary of our dilutive securities as of July 31, 2026, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements, and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as professional relationships, technology, and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Restructuring consists of costs associated with a formal restructuring plan that are primarily related to workforce reductions. The Company excludes these expenses because they are not reflective of ordinary course ongoing business and operating results.

Metric Definitions

Service Requests – requests for connections with Pros in the period, which include pre-priced offerings and indications of interest expressed on a Pro profile.

Leads – connections between consumers and Pros resulting from a Service Request in the period, including the completion of a job related to a pre-priced offering; a single Service Request can result in multiple Leads.

Proprietary – refers to sources of Service Requests in which consumers go through an Angi proprietary user experience or a retail partner experience.

Network – refers to sources of Service Requests in which consumers are presented with Angi Pros through a third party website experience.

U.S. Revenue – comprised of revenue generated within the U.S. segment, including Lead revenue for consumer matches, revenue from Pros under contract for advertising, membership subscription revenue from Pros and consumers, and revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company connects them with a Pro to perform the service.

International Revenue – comprised of revenue generated within the International segment (consisting of businesses in Europe and Canada), including Lead revenue for consumer matches and membership subscription revenue from Pros.

Proprietary Revenue – the portion of U.S. Revenue allocated to Proprietary channels, calculated based on the proportionate share of Leads originating from Proprietary channels in the period.

Network Revenue – the portion of U.S. Revenue allocated to Network channels, calculated based on the proportionate share of Leads originating from Network channels in the period.

Large Pro and National Partnership Revenue – an estimate of the portion of U.S. Revenue generated from (i) Pros classified within the Company’s account-management structure as large Pros and (ii) Pros participating through National Partnerships. The Large Pro classification generally reflects expected or committed annualized spend with Angi of at least $50,000, together with other account-management considerations. National Partnerships are broader commercial relationships between Angi and franchisors, trade associations or other Pro networks through which their franchisees, members or affiliated Pros participate on Angi’s platform. Revenue components not recorded by customer category are allocated based on the relative share of directly attributable gross Lead revenue generated by each customer category for the applicable period. This measure currently includes only Pros participating through the Company's pay-per-lead offering.

Revenue per Lead – U.S. Revenue (unless noted otherwise) divided by Leads.

Acquired Pros – new Pros onboarded onto the Angi platform and eligible to receive Leads in the period.

Average Monthly Active Pros – the average number of Pros per month that (i) received Leads, (ii) were presented on a Service Request where they agreed to receive a Lead if selected, (iii) requested to be connected to a consumer on a Service Request, or (iv) accepted an offer to complete a pre-priced Service Request.

ANGI Group Senior Notes – on August 20, 2020, ANGI Group, LLC (“ANGI Group”), a direct wholly-owned subsidiary of the Company, issued $500.0 million of its 3.875% Senior Notes due August 15, 2028, with interest payable February 15 and August 15 of each year.

Revolving Facility – a senior secured revolving facility of ANGI Group in an aggregate principal amount of $175.0 million, including a letter of credit sublimit of up to $25.0 million.

Average Monthly Churn – the average of the monthly churn rates during the period, calculated as (Active Pros in the current month that were acquired in prior months divided by Active Pros in the prior month) - 1.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, August 5, 2026, may contain "forward‑looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "may," "will," "should," "could," "intend," "target," "project," "continue," "anticipate," "estimate," "expect," "plan," "believe," and "potential" among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of the Company and its businesses, the Company's plans and expectations concerning debt repurchases, business prospects and strategy, the timing, development, and expected outcome of strategic and product initiatives, including Angi Pro Chief Revenue Officer and related products, future capital allocation strategy, the anticipated benefits of being an independent public company, anticipated trends and prospects in the home services industry, and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the continued migration of the home services market online, (ii) our ability to market our various products and services in a successful and cost-effective manner, (iii) the continued prominence of the display of links to websites offering our products and services in search results, (iv) our ability to expand our pre-priced offerings, while balancing the overall mix of Service Requests and directory services on Angi Inc. platforms, (v) our ability to establish and maintain relationships with quality and trustworthy Pros, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to access, share, use and protect the personal data of consumers, (viii) our continued ability to communicate with consumers and Pros via e-mail (or other sufficient means), (ix) our ability to continue to generate Leads for Pros given changing requirements applicable to certain communications with consumers, (x) any challenge to the contractor classification or employment status of our Pros, (xi) our ability to compete, (xii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (xiii) our ability to maintain and/or enhance our various brands, (xiv) our ability to protect our systems, technology, and infrastructure from cyberattacks (including cyberattacks experienced by third parties with whom we do business), (xv) the occurrence of data security breaches and/or fraud, (xvi) increased liabilities and costs related to the processing, storage, use, and disclosure of personal and confidential user information, (xvii) the integrity, quality, efficiency, and scalability of our systems, technology, and infrastructures (and those of third parties with whom we do business), (xviii) changes in key personnel, (xix) our development and use of AI and machine learning technologies and the related legal and regulatory developments, (xx) various risks related to our relationship with IAC following the spin-off, (xxi) our ability to generate sufficient cash to service our indebtedness, (xxii) the impact of our current and future indebtedness on our ability to obtain additional financing and pursue other business opportunities, (xxiii) potential impairments of our goodwill and indefinite-lived intangible assets, and (xxiv) certain risks related to ownership of our Class A common stock. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission (the "SEC"), including the most recent Annual Report on Form 10-K filed with the SEC on February 20, 2026, and subsequent reports that Angi Inc. files with the SEC. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition, and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About Angi Inc.

Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home service professionals grow their businesses. Founded in 1995, Angi connects homeowners with skilled local professionals — from plumbers and electricians to remodelers and landscapers — and provides tools for researching costs, planning projects, and hiring with confidence. Homeowners have turned to Angi and its vast network of skilled home pros for help with more than 300 million projects.

Contact Us

Angi Inc. Investor Relations
(720) 282-1958
ir@angi.com

Angi Inc. Corporate Communications
(303) 963-8352

Angi Inc.
3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com